Exhibit 7.5

BOARD RESOLUTION FOR THE ISSUANCE OF SHARES

INTERNATIONAL STAR, INC.

(the "Corporation")

The undersigned, constituting the majority of the Board of Directors of the Corporation, Incorporated under the laws of the State of Nevada do hereby consent to the adoption of, and hereby approve and adopt, the following resolutions effective as of February 13, 2023.

RESOLVED, that the Board of Directors authorize the designation of a new series of the Corporation's Preferred Shares — to wit Series B. The shares are fully paid for and non-assessable with an acquisition value of Ten Dollars ($10.00 USD) per share. The shares are being issued to the following shareholder(s) pursuant to a Secured Promissory Note dated January 31, 2023.

RESOLVED, that Board of Directors authorize and instructs ClearTrust. LLC, a Florida limited liability company, sole stock transfer agent for this stock class, to issue RESTRICTED shares to the following:

Shareholder Registration Name	Shareholder's Full Address	SSN or Tax ID#	# of Shares	Email and/or Phone
Daniel Rubin		N/A (Foreigner)	27,645 — Series B Preferred	dan@buddingequity.com
909663 Ontario Limited		N/A (Foreigner)	27,645 — Series B Preferred	rob@buddingequity.com
Michael Lickver		N/A (Foreigner)	2,910 — Series B Preferred	Mike.lickver@gmail.com

RESOLVED FURTHER, that the Board of Directors authorize and instructs ClearTrust, LLC to deliver the above shares as instructed below (select one):

Please overnight a certificate to the shareholder(s)'s address of record (LISPS will be used for P.O. Boxes).

Please send a certificate 2-3-day shipment directly to the shareholder(s)'s address of record.

x	Please e-mail a Book-Entry Statement directly to the shareholder(s) (the statement will be mailed if a valid e-mail address is not provided).

Other:

The undersigned, do hereby certify that we are the majority of the Board of Directors of the Corporation; that this is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws and the laws of the State of Incorporation as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, the undersigned, constituting the majority of the Board of Directors of the Corporation, consent hereto in writing as of the date first written above and direct that this instrument be filed with the minutes of proceedings of the Board of Directors of the Corporation.

Director Signature:	/s/ Nochum Greenberg	Director Signature:	/s/ Avi Minkowitz

Printed Name:	Nochum Greenberg	Printed Name:	Avi Minkowitz

________________________

1This is a template resolution. Please verify with your legal counsel that the issuance of shares is in accordance with your by-laws, the laws of your State of Incorporated in, and federal securities laws.

2The acquisition value represents the cost basis of the securities and will be reported to the IRS and to applicable taxpayers via Form 1099-B. If stock is being issued to a tax-exempt recipient, or it is restricted stock payable to an employee, you may leave this field blank.

3A legal opinion and other supporting documentation may be required.

4If delivery instructions are not provided a book-entry statement will be mailed or mailed to the shareholder(s).